Lease Agreement

(Translation)

Party A (Leasor): Pingdingshan City Credit Union Limited

Party B (Lessee): Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd.

As Party A agrees to lease to Party B the 10th Floor of the City Credit Union building located at Kuanggong Road and Tiyu Road of Pingdingshan City, the parties enter into the following agreement through negotiation pursuant to the relevant provisions of the Contract Law:

1.	Party A shall lease to Party B the 10th Floor of the City Credit Union building located at Kuanggong Road for Party B’s business use.

2.	Party B shall pay a monthly rent of RMB 4,000 to Party A.

3.	The parties agree to a lease period of four (4) years, from September 13, 2007 to May 31, 2010.

4.	Unsolved matters are subject to further negotiation between the parties.

Party A: Pingdingshan City Credit Union Limited (Stamp)

Party B: Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (Stamp)

September 13, 2007